Exhibit 5.1

DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, California 92121-2133
T: (858) 677-1400
F: (858) 677-1401
www.dlapiper.com

March 17, 2015

Cytori Therapeutics, Inc.
3020 Callan Road
San Diego, California 92121

Ladies and Gentlemen:

We have acted as legal counsel for Cytori Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance from time to time of up to 3,975,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), pursuant to awards granted or to be granted under the Company’s 2014 Equity Incentive Plan (the “Plan”). The 3,975,000 shares of Common Stock issuable under the Plan are hereinafter referred to as the “Shares.”

In connection herewith, we have examined and relied without independent investigation as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company and originals or copies certified to our satisfaction of the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company, as amended, and the Amended and Restated Bylaws of the Company, as amended, each as currently in effect and minutes of all pertinent meetings and actions of the Board of Directors of the Company.

In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the persons signing such documents (other than with respect to persons signing documents on behalf the Company), the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and that the offer and sale of the Shares complies in all respects with the terms, conditions and restrictions set forth in the Plan. The Company has represented to us and we have also assumed that the Company has reserved from its duly authorized capital stock a sufficient number of shares of common stock for issuance under the Plan. We have also assumed that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved common stock, solely for the purpose of enabling it to issue the Shares in accordance with the Plan, as applicable, the number of Shares which are then issuable and deliverable upon the settlement of awards under the Plan.

We do not express any opinion herein concerning any law other than the laws of the State of California, the Delaware General Corporation Law and the federal laws of the United States. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us and as of such date. In addition, in rendering this opinion, we assume no obligation to revise, update or supplement this opinion (i) should the present aforementioned laws be changed by legislative action, judicial decision or otherwise, or (ii) to reflect any facts or circumstances which may hereafter come to our attention.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares have been duly authorized by the Company, and when the Shares are issued and fully paid for in accordance with the terms of the Plan, such Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ DLA PIPER LLP (US)
DLA PIPER LLP (US)

JTB